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                                                                    EXHIBIT 99.2

[ENERGY VENTURES, INC. LETTERHEAD]


FOR IMMEDIATE RELEASE



December 5, 1996, Houston, Texas - Energy Ventures, Inc. (NYSE-EVI) today announced that it has entered into an agreement to acquire GulfMark International, Inc. pursuant to a tax free merger in which approximately 2.2 million shares of EVI Common Stock will be issued to the stockholders of GulfMark. Prior to the merger, GulfMark will spin-off to its stockholders the stock of a newly formed company in which its marine transportation services business will be contributed. Following the spinoff, the remaining assets of GulfMark will consist of approximately 2.2 million shares of EVI Common Stock, GulfMark's erosion control business and certain corporate and miscellaneous assets. It is anticipated that GulfMark will have no material debt as of the closing of the transaction.

The acquisition of GulfMark is expected to increase EVI's stockholder base while allowing it to acquire a profitable low cost business with potential synergies with EVI's businesses at an attractive price. Revenues and operating income for 1995 attributable to GulfMark's erosion control business was $8.8 million and $800,000, respectively. The acquisition is subject to, among other things, approval of the stockholders of EVI and GulfMark and certain customary regulatory approvals. It is currently anticipated that the acquisition will be consummated in the first quarter of 1997.

EVI is an international oilfield equipment company with manufacturing operations in eight countries. The Company manufactures drill pipe, premium tubulars and production equipment.


Contact:
James G. Kiley
Vice President and
Chief Financial Officer
(713) 297-8400